CERTIFICATE OF AMENDMENT
                                OF
                       CERTIFICATE OF TRUST
                                OF
                     FRANKLIN CUSTODIAN TRUST


      The undersigned Trustee of Franklin Custodian Trust, a
Delaware statutory trust (the "Statutory Trust"), does hereby certify that:

      1.   The name of the Statutory Trust is Franklin Custodian
Trust.

      2. The amendment to the Certificate of Trust of the Statutory Trust set forth below, which shall change the name of the Statutory Trust to "Franklin Custodian Funds" has been duly authorized by the Board of Trustees of the Statutory Trust pursuant to the authority granted to the Trustees of the Statutory Trust under ss.3810(b) of the Delaware Statutory Trust Act (the "Act") and pursuant to the authority set forth in the governing instruments of the Statutory Trust.

      3. The first Article of the Certificate of Trust is hereby amended to read as follows:

                FIRST:    The name of the statutory trust formed
hereby is Franklin                             Custodian Funds.

      4. Pursuant to ss.3810(b) of the Act, this Certificate of Amendment of the Certificate of Trust of the Statutory Trust shall become effective immediately upon filing with the Office of the Secretary of State of the State of Delaware.

      IN WITNESS WHEREOF, the undersigned, being a Trustee of the
Statutory Trust, has duly executed this Certificate of Amendment
this   4TH  day of December, 2006.




                                    /s/ CHARLES B. JOHNSON
                                    Name: Charles B. Johnson
                                    Title:   Trustee